Exhibit 99.3

AMTG THIRD QUARTER 2014 EARNINGS CALL

November 4, 2014

Intro (Operator):

I would like to remind everyone that today’s call and webcast are being recorded. Please note that they are the property of Apollo Residential Mortgage, Inc. and any unauthorized broadcast, in any form, is strictly prohibited. Information about the audio replay of this call is available in our earnings press release. I would also like to call your attention to the customary safe harbor disclosure in our press release regarding forward-looking statements. Today’s conference call and webcast may include forward-looking statements and projections and we ask that you refer to our most recent filings with the Securities and Exchange Commission for important factors that could cause actual results to differ materially from these statements and projections. We do not undertake to update our forward-looking statements or projections unless required by law. To obtain copies of our latest SEC filings, please visit our website at www.apolloresidentialmortgage.com, or call us at 212-822-0600. At this time, I would like to turn the call over to Michael Commaroto, Chief Executive Officer of Apollo Residential Mortgage, Inc.

Michael Commaroto:

Good morning, and thank you for joining us on the Apollo Residential Mortgage, Inc. third quarter 2014 earnings call. Joining me in New York this morning are Teresa Covello, our Chief Financial Officer, Keith Rosenbloom our Agency portfolio manager, Paul Mangione, our non-Agency Portfolio Manager and Joy Margolies who oversees our portfolio financing.

Third quarter dynamics were relatively benign in the broader fixed income market and in the mortgage market in particular, given the recent volatility seen in both sectors. Mortgage spreads widened modestly during the third quarter, with interest rates generally declining throughout the first two months of the quarter, followed by an increase in September. Net of bond purchases by the Fed, the supply of conventional Agency pass-through RMBS turned positive during the quarter, after being in negative territory during the second quarter. Mortgage prepayments ticked up only slightly, as mortgage rates had not fallen enough to spark refinance activity. In addition, the housing market remained stable, with prices across the 20 metro areas tracked by the S&P Case-Shiller Indices increasing by 5.6% year-over-year in August, which was less than expected. While the rate of increase year-over-year has been trending lower, home price increases are still positive and reflect a more normalized growth rate.

Against this market backdrop, AMTG continued to optimize the Company’s investment portfolio with a continued emphasis on expanding exposure to mortgage credit and remaining neutral with rate exposure. Book value per common share declined marginally, ending the quarter at $19.27 as compared to $19.49 at the end of the second quarter. The Company’s equity allocation to non-Agency RMBS, Securitized mortgage loans and other credit investments was 56% at quarter end, as compared to 43% at the end of Q3 2013 and 54% at the end of Q2 2014. The Company’s overall leverage was 3.9x at quarter end, reflecting the lower use of leverage resulting from AMTG’s expanded credit-focused asset mix. We believe we have built a well-balanced investment portfolio that is producing a steady stream of operating earnings. As a result, our Board of Directors increased our dividend per common share by 5% for the third quarter, the second quarter in a row with a 5% dividend increase.

With respect to the Company’s Agency RMBS portfolio, AMTG continued to focus its investments on pre-payment protected, 30-year bonds, which, from a price perspective, performed well. CPRs in the Agency portfolio remained low, averaging 8.0% for the quarter ended September 30, 2014. During the quarter just ended, we did some portfolio rebalancing in the Agency portfolio, resulting in sales of $130 million, which generated net realized gains of $0.06 per common share.

Shifting to the non-Agency portfolio, AMTG continues to focus on seasoned, sub-prime floating rate bonds. While we continue to see yield compression in the non-Agency market, predominately driven by market technicals, we selectively added $92.3 million of new bonds to AMTG’s non-Agency portfolio, which ended the quarter with an estimated fair value of approximately $1.5 billion. As we add bonds to the portfolio, we continue to focus on bonds with current pay cash flow profiles and at quarter end, approximately 58% of our non-Agency securities were current pay. Our non-Agency RMBS performed well over the third quarter, as stable voluntary repayments increased during the summer months and defaults decreased. During the quarter, the Company transferred $1.2 million, net from credit reserve to accretable discount for the non-Agency RMBS, which is net of OTTI recognized. These transfers reflect the positive impact on our non-Agency RMBS from home price appreciation and the improving U.S. economy, as reflected by lower default levels across our non-Agency portfolio. We expect the impact of this transfer to be reflected in future interest income on non-Agency RMBS.

With respect to the Company’s seller financing program, whereby AMTG provides funding to a third-party to finance the acquisition and improvement of single-family homes, during the quarter the Company advanced $12 million on a warehouse line to fund the acquisition and rehabilitation of single family homes primarily in the southeastern U.S. As of the end of the quarter, the warehouse line had $23 million outstanding, which was used to fund the acquisition and improvement of 381 properties and to make earnest money deposits on 45 properties. While we are continuing to scale this program, it still is in its early stages and we are being very diligent as we look to ramp the portfolio at a measured pace. We continue to view this program as an additional way to gain exposure to rising real estate values outside of acquiring non-Agency RMBS. In addition to this program, we continue to explore various credit-focused opportunities in the residential mortgage market as we look to expand the Company’s overall additional mortgage credit investing strategy.

I now would like to turn the call over to Teresa who will review our financial results for the quarter. Teresa?

Teresa Covello:

Thanks Michael. Turning to third quarter performance, AMTG reported operating earnings of $16.4 million, or 51 cents per common share and net income allocable to common stockholders and participating securities of $7.4 million, or $0.23 per common share. For the nine months ended September 30, 2014, AMTG reported operating earnings of $50.0 million, or $1.56 per common share and net income allocable to common stockholders and participating securities of $72.4 million, or $2.25 per common share. The Company’s earnings release and the supplemental information package, both of which are available in the investor relations section of our website, contain a detailed reconciliation of GAAP net income to Operating Earnings.

As detailed in the reconciliation, the variance between GAAP net income per common share and Operating Earnings per common share in the third quarter primarily reflects unrealized net mark-to-market losses of $0.16 per common share and realized net losses of $0.12 per common share, which are not reflected in Operating Earnings.

I would also like to highlight that estimated taxable earnings in the third quarter was $0.35 per common share, a 16 cent difference from operating earnings. This variance primarily continues to reflect the differences in the method of recognizing purchase discount accretion for tax purposes, as purchase discounts on certain non-Agency RMBS are currently accreting into taxable income more slowly than under GAAP. The most significant timing difference is associated with non-Agency bonds that are currently locked-out from receiving principal payments, as the amount of market discount recognized on these bonds for tax purposes is generally limited to the cash received on them. This difference is expected to reverse over time as the bonds that are currently locked-out begin receiving principal payments in the future. Additionally, the Company has a number of other items driving the difference between operating earnings and estimated taxable income, which will vary over time.

With respect to AMTG’s financing in the third quarter, AMTG’s weighted average repurchase agreement borrowing cost was 94 basis points at September 30, 2014, which was the same as the prior quarter, and the weighted average remaining maturity was 71 days. Subsequent to quarter end, we focused on extending our repo financing over year end for both Agency and non-Agency bonds and we were able to do so successfully.

Turning our attention to AMTG’s hedging strategy, AMTG had $2.8 billion of notional interest rate derivatives outstanding as of September 30, 2014. Net Agency duration gap, which measures the difference in the interest rate sensitivity of the Company’s Agency RMBS and associated derivatives, was approximately zero as of quarter end. As we look ahead, we expect to target our Agency duration gap between zero and one year, a range with which we currently feel comfortable in today’s fixed-income market.

At this point, we will open the line for questions. Operator?

Operator:

Thank you. (Operator Instructions) Trevor Cranston, JMP Securities.

Trevor Cranston (JMP Securities – Analyst):

Hi, thanks. I guess the first thing on the taxable EPS number this quarter, it dropped a little bit from the second quarter. I was hoping you could just comment on kind of what the primary driver of that was. And then, a second part of that question, can you remind us kind of what you’re thinking or projecting for the timeline of kind of the majority of the locked-out subprime sessions eventually becoming cash flowing?

Teresa Covello:

Sure. This is Teresa. We did expect this decrease in taxable income for the quarter. We had a couple of bonds that became unlocked during the second quarter of 2014 and that resulted in us recognizing taxable income for accrued but unrecognized market discount. So, there was sort of this catch-up in Q2. And then, one bond in particular was a large bond, the cash flows turned off again. So again, it was a combination of the catch-up in Q2 and then the bond turning off cash flows, and this is actually a result of the bond performing well and that was factored into the structure of the bond. So it was driven really by a handful of bonds.

In terms of where we forecast the locked-out bonds becoming cash flowing, about 23% of them, we anticipate will become unlocked within a year, about 45% within the next three years, and then beyond say greater than five years is about 38%.

Trevor Cranston:

Got it. Okay, that’s very helpful. And then, kind of shifting to kind of the new opportunities, can you talk a little bit about what you’re seeing kind of activity wise in the non-QM market specifically and could you just comment generally if you think there’s any kind of opportunities to potentially get involved in that space, kind of in the coming quarters? Thank you.

Michael Commaroto:

Yes. I think just generally, there should be opportunities. I mean we spent a lot of time looking at that space earlier this year. We had focused on trying to do something strategic with one particular counterparty. And at the end of the day, I think that he had probably a bigger view or a bigger valuation of those companies than I think we thought really made sense. So he ended up doing a kind of JV away, we see flow from him now that we’ve actually been bidding on, but it’s not very robust, it’s $5 million to $6 million of offerings on a monthly basis. We are bidding it, but we’re trying to make a determination. We think we want to try and buy on a one-off basis and try to warehouse the collateral on our balance sheet. It is a little bit more one-off, but we would rather do something a little bit more strategic with another counterparty.

So, it feels like there are definitely guys in the space, there is obviously a lot of noise in the area, a lot of announcements about people getting involved. And from what we’ve seen, nothing that is of any size and replicable flow that seems readily securitizable. Now, I’ve heard of some guys who managed to warehouse up to maybe kind of $100 million over the course of the year plus, year-and-a-half. You might at some point see some smaller securitizations pop out, but we do like the space. I mean we’re spending more of our time looking at things like non-QM, as well as fix and flip or hard money lending kind of shorter-duration lending opportunities, again kind of smaller opportunities but try and do those a little bit more programmatic and carry those on our balance sheet and less time spent on the jumbo securitization market. Though obviously, we pay a lot of attention to it. We see the stuff that’s being offered out there and we will bid on the securities when see those. But at this point, we don’t have any plans to get involved in a jumbo securitization, kind of warehouse and aggregate securities, not at this point.

Trevor Cranston:

Okay. That’s good color. And then, the last thing from me, on the non-Agency slide in the deck, I guess there’s -- it’s tiny, but there is a new little bucket there for small balance commercial. Can you just tell us what that is and if that’s something you would plan to be adding to over the next couple of quarters?

Michael Commaroto:

Yes. Those represent a couple of bonds that we saw in the market. One was a secondary transaction that was a very seasoned bond that we bought. I think we added to that position with another small piece. I mean the other one was the new issue offering that just came out kind of in the middle of the quarter. And it’s funny, like even though the products or the deals were may be almost six or seven years separate in terms of time, they look pretty much the same. I’d say 90% of the collaterals inside of $1 million in terms of loan size, average balance probably somewhere around $300,000.

It’s heavily focused on what I would do as residential-type underwriting of the sponsor or the owner or the borrower, whatever you want to call that person and really looking at his credit as the drivers both the cash flows of the underlying property, but much more focused on what I would think of as residential real estate underwriting versus true CMBS underwriting. And we like the space, it’s definitely kind of a pretty interesting market. To the extent we see other securities out there trading like that, we would look to get involved. We’ve talked to people broadly about how this stuff could trade is home loans and if anything, some of the fix and flip product and some of the stuff that’s more geared towards investor lending could lead into a small balanced commercial program. Well, we’re not there yet, but to the extent we see bonds in the space like that, we will definitely look to buy those.

Trevor Cranston:

Got it. Okay, appreciate the comments. Thank you.

Michael Commaroto:

Thank you.

Operator:

Rich Shane, JPMorgan.

Richard Shane (JPMorgan – Analyst):

Thanks guys for taking my question. Really just one thing, want to understand a little bit better. When we look at slide 7 and the book value roll forward, what we’ve seen in the non-Agency market and what you guys alluded to was some strength. You guys had talked about yields tightening and some of the performance metrics we’ve seen suggested a pretty good performance there. Just curious what you attribute that $0.24 unrealized loss to. Does that have to do with the portfolio you acquired and the way you put it on, or is there something idiosyncratic there that we need to understand?

Michael Commaroto:

No, I think there isn’t anything idiosyncratic. I mean, we could try and break it down bond-by-bond. But there is nothing that jumps to mind about those. I think if anything, across the board, the market’s been pretty well bid for collaterals. I would think that going into this month end of October, you’ll see once again pretty good performance just because we know there was a pretty big list that came out at the end of October from one of the European banks. I think there was a lot of interest in that paper. But with respect to $0.24, nothing jumps to mind that I would say is idiosyncratic about the portfolio.

Richard Shane:

Great. Okay. Thank you, guys.

Operator:

Thank you. (Operator Instructions). [Lucy Webster], Compass Point.

Lucy Webster (Compass Point – Analyst):

Hi, good morning. Thanks for taking my question. I was just -- looking quarter over quarter, it looks like your swap notional balances fell a little bit and was wondering if there is anything going on there or anything you could attribute to that drop to quarter over quarter.

Michael Commaroto:

Nothing that I can think of off the top of my head. I mean I would say we’re probably going down the curve a little bit with our assets. So, I think Keith here and let’s see.

Keith Rosenbloom (Apollo Residential Mortgage, Inc. - Agency Portfolio Manager):

Yes. The only thing I’ll add is that we have a pretty big book of swaptions. So it’s likely that grabs one or two of those expired during the quarter and that’s why the notional is down a little bit, but keep in mind that rates have fallen too. So mortgage durations have also lowered and we didn’t need to add on additional swaptions. Should rates start to move higher, we may need to do so.

Lucy Webster:

Okay, that makes sense. Thank you. And just a bigger-picture question in terms of the current portfolio and the rate environment, if there are any changes to your longer-term CPR expectation for the Agency RMBS portfolio?

Michael Commaroto:

No. Keith and I were just talking about that this morning, just given kind of the blip down you saw in rates in the middle of the month and I know Keith was talking to some of the dealers trying to get a sense from them where they thought speeds could ramp up to. Keith, why don’t you --?

Keith Rosenbloom:

Yes. I think if we started to highlight one particular part of the market, which is our biggest position, which is 30-year conventional 4s, prepayments have been in the high-single-digit, low-double-digits over the summer and the early fall; and we would expect prepayments to creep up into the mid-teens, I’d say by December; and then, you’ll probably see some seasonal effects where either prepayments will fall a little bit or maybe stay where they are depending on what happens in rates, but yes, we expect prepayments to creep up a little bit here.

Lucy Webster:

Great. Well, thank you for the color.

Michael Commaroto:

Thank you.

Teresa Covello:

Thanks.

Operator:

Thank you. And at this time, I’m not showing any further questions. I would now like to turn the call back over to Mr. Commaroto for any further remarks.

Michael Commaroto:

That’s it. We thank you guys for your continued focus on the Company and look forward to speaking with you next quarter. Thank you.

Operator:

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone, have a great day.

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